EXHIBIT 5.1

OPINION OF COUNSEL

April 7, 2006
Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120
Palatine, Illinois 60067

Re: Acura Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Acura Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the preparation of a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 30,000,000 (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Acura Pharmaceuticals, Inc. 2005 Restricted Stock Unit Award Plan (the "Plan").

In rendering this opinion, we have examined and relied on (i) the Company's Restated Certificate of Incorporation, as amended, and Restated By-laws, as amended; (ii) the Plan, (iii) Resolutions adopted by the Board of Directors of the Company on December 22, 2005; (iv) the Registration Statement; and (v) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

Based upon and subject to the foregoing, in our opinion, the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ St. John & Wayne, L.L.C.

ST. JOHN & WAYNE, L.L.C.